Exhibit 99.2

Press Release

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
September 4, 2012	Vice President of Investor Relations
813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

DEFINITIVE AGREEMENT TO PURCHASE REVERSE MORTGAGE SOLUTIONS, INC.

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE MKT: WAC) (“Walter Investment” or the “Company”) today announced that it has entered into a definitive agreement to purchase Reverse Mortgage Solutions, Inc. (“RMS”) in a transaction valued at $120.0 million. Consideration in the transaction consists of $60.0 million of cash, $25.0 million of WAC stock and a $35.0 million seller MSR note. The Company anticipates the acquisition of RMS will be significantly accretive to both earnings and cash flow, and estimates that, on a pro forma basis, the acquisition would have been accretive to 2012 core earnings per share by approximately 25% had the acquisition been completed at the beginning of this year. The $120.0 million transaction value represents a multiple of approximately 2.6x RMS’ expected 2012 EBITDA, or 4.1x its 2012 expected core earnings.

RMS, based in Spring, Texas, provides a full suite of services to the reverse mortgage sector, including servicing, loan origination, asset management and technology. RMS currently services approximately $12.0 billion in UPB of reverse mortgages and has issued approximately $1.1 billion of reverse mortgage backed GNMA securities (“HBMS”) in the first half of 2012, ranking it as the fourth largest reverse mortgage servicer and the second largest issuer of HMBS in the sector this year. RMS is majority-owned by funds managed by Jacobs Asset Management, LLC (“JAM”). The acquisition of RMS will position Walter Investment as a full service leader in the $140.0 billion reverse mortgage servicing sector with significant growth opportunities in each of the RMS businesses, all of which generate strong earnings and cash flow. The acquisition represents an attractive extension to Walter Investment’s high-margin, fee-for-service business model.

Mark J. O’Brien, Chairman and CEO of Walter Investment said, “We are extremely pleased to add the RMS business to the Walter Investment portfolio. RMS is led by a very experienced and well-respected management team and has performed exceptionally well since its inception in 2007. RMS is viewed as a preeminent servicer and originator in the reverse mortgage industry. The sector has very attractive long-term growth prospects and is currently undergoing significant structural change, providing us with an opportunity to capitalize on those dynamics. We believe RMS is uniquely positioned to capitalize on this opportunity and to continue capturing greater market share in both its origination and servicing businesses. We believe the combined strengths of our businesses will enhance our ability to take advantage of these opportunities.”

Approvals and Timing

The Board of Directors of Walter Investment has approved the transaction. The transaction is subject to receipt of governmental approvals, third-party consents and the satisfaction of other customary closing conditions. The Company expects to complete the transaction during the fourth quarter of 2012.

3000 Bayport Drive, Suite 1100, Tampa, Florida 33607

813.421.7600     www.walterinvestment.com

Advisors

Morgan Stanley & Co. Incorporated acted as financial advisor and Simpson Thacher & Bartlett LLP provided legal counsel to Walter Investment. Keefe, Bruyette & Woods, Inc. acted as financial advisor to RMS, while Allen Matkins Leck Gamble Mallory & Natsis LLP, Weiner Bodsky Sidman Kider PC, and Dechert LLP provided legal counsel.

Conference Call and Webcast

Walter Investment will host a conference call and webcast to discuss the transaction on Tuesday, September 4, 2012, at 10:00 a.m. EST. The webcast will be accessible on the investor relations section of the Company’s website at www.walterinvestment.com. The accompanying slide presentation will also be available on the website for 30 days.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company has over 2,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.

About Reverse Mortgage Solutions, Inc.

Reverse Mortgage Solutions, Inc. provides a full suite of services to the reverse mortgage sector including servicing, sub-servicing, loan origination and securitization, and technology. Based in Spring, Tex., RMS has approximately 330 employees. For more information about Reverse Mortgage Solutions, Inc., please visit the RMS website at www.rmsnav.com.

About Jacobs Asset Management, LLC

Founded over 17 years ago, JAM is a money manager focused exclusively on investing in the financial services sector. JAM manages over $600 million in a variety of partnerships including a long/short equity hedge fund and private equity funds that seek to make long-term, high return investments into financial services businesses.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment's plans, beliefs, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Walter Investment's results to differ materially from current expectations include, but are not limited to: Walter Investment's ability to obtain necessary approvals and close the acquisition of RMS in a timely manner and to implement our strategic initiatives, particularly as they relate to our ability to develop new reverse mortgage business and the anticipated growth in the reverse mortgage sector, which are both subject to customer demand, approval and timing; the availability of MSRs at acceptable prices, along with the availability of capital to purchase MSRs; government and industry regulation, including any new laws, regulations or policies, or changes to existing laws, regulations or policies pertaining to the reverse mortgage industry which could materially and adversely affect the participation of government and quasi-government agencies, including Ginnie Mae, in the reverse mortgage industry; increased costs, and/or decreased revenues that may result from increased scrutiny by government regulators and customers; U.S. competition; and other factors relating to our business in general as detailed in Walter Investment's 2011 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission. The GAAP and non-GAAP financial results for RMS reflect estimated 2012 pro forma results for RMS under the fair value option methodology of accounting for HECM reverse mortgages and related HMBS debt. This is the methodology Walter Investment expects to utilize for RMS after the acquisition is completed. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This press release speaks only as of this date. Walter Investment disclaims any duty to update the information herein.